Exhibit 99.1

AMRI Completes Acquisition of Euticals

Albany, NY (July 11, 2016) – AMRI (NASDAQ: AMRI) today announced that it has completed the acquisition of Prime European Therapeuticals S.p.A., also known as “Euticals”, a privately-held company headquartered in Lodi, Italy, specializing in custom synthesis and the manufacture of active pharmaceutical ingredients (APIs). This completes the transaction initially announced on May 5, 2016.

The acquisition positions AMRI as one of the largest independent developers and suppliers of API to the pharmaceutical industry, and in particular, provides the company with an established custom synthesis presence in key European markets.

“We are delighted to have Euticals join the AMRI family as we create an industry leader in global contract research and manufacturing. Euticals’ API platform is a significant addition to AMRI’s capabilities, and we are excited about the future opportunities our company will have as a result of this pivotal acquisition,” said William S. Marth, AMRI’s president and chief executive officer.

Mr. Marth added: “This significantly expands AMRI’s customer base, further diversifies our revenue streams, and moves us significantly closer to our goal of reaching $1 billion in annual revenues by 2018. The Euticals acquisition accelerates our company’s strategy to become a global, preeminent provider of contract research, development and manufacturing services to the pharmaceutical industry, while at the same time enhancing our ability to expertly serve our customers.

“As we prepare to celebrate AMRI’s 25th anniversary this year, the closing of this transaction is a timely achievement that I am confident will position AMRI for success over many years to come,” concluded Mr. Marth.

AMRI financed the EUR 315 million transaction through the issuance of approximately 7.1 million shares of AMRI common stock (valued at signing), seller notes totaling EUR 55 million and the remainder in cash. In connection with the acquisition, AMRI secured $235 million in incremental borrowings under its existing Senior Secured Revolving Credit Facility, which bears interest at LIBOR with a floor of 1% plus 475 basis points, and repaid its $30 million revolving credit facility. AMRI intends to provide updated 2016 financial guidance, including the impact of the Euticals’ acquisition, in early August in conjunction with the company’s second quarter financial results.

The 7.1 million shares of AMRI common stock issued in connection with the transaction were offered and sold outside the United States to Lauro Cinquantesette S.p.A. (Lauro 57), the sole stockholder of Euticals and an eligible investor pursuant to Regulation S of the Securities Act of 1933, as amended. Such shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, the shares in any jurisdiction in which such offer or solicitation would be unlawful.

Nomura acted as exclusive financial advisor to AMRI in connection with this transaction and Goodwin Procter LLP and LCA Studio Legale acted as AMRI’s legal advisors. Lincoln International acted as sole financial advisor to Lauro 57, and Chiomenti Studio Legale and Debevoise & Plimpton LLP acted as Lauro 57’s legal advisors.

About AMRI
Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Discovery and Development Services (DDS), Active Pharmaceutical Ingredients (API), and Drug Product Manufacturing (DPM). Our DDS segment provides comprehensive services from hit identification to IND, including expertise with diverse chemistry, library design and synthesis, in vitro biology and pharmacology, drug metabolism and pharmacokinetics, as well as natural products. API supports the chemical development and cGMP manufacture of complex API, including potent and cytotoxic compounds, controlled substances, steroids, hormones, and sterile API. DPM supports development through commercial scale production of complex liquid-filled and lyophilized parenterals, sterile suspensions and ophthalmic formulations. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

Forward Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the acquisition of Euticals and expectations as to its impact on AMRI’s business and strategy, including AMRI’s customer base, revenue streams and positioning as one of the largest independent developers and suppliers of API to the pharmaceutical industry, as well as AMRI’s goal of reaching $1 billion in annual revenues by 2018. Readers should not place undue reliance on our forward-looking statements. AMRI’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which AMRI may not be able to predict and may not be within AMRI’s control. Factors that could cause such differences include, but are not limited to, the ability of AMRI to effectively integrate the Euticals business; possible negative impacts to the revenue expected to be received by the Euticals business; trends in pharmaceutical and biotechnology companies’ outsourcing of manufacturing services and chemical research and development, including softness in these markets; the success of the sales of other products for which AMRI receives royalties; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; AMRI’s ability to enforce its intellectual property and technology rights; AMRI’s ability to obtain financing sufficient to meet its business needs; AMRI’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations; the results of further FDA inspections; AMRI’s ability to effectively maintain compliance with applicable FDA and DEA regulations; AMRI’s ability to integrate past or future acquisitions, and make such acquisitions accretive to AMRI’s business model, AMRI’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of AMRI’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in AMRI’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission on March 30, 2016, and AMRI’s other SEC filings.

Contacts:

Investors

Patty Eisenhaur

AMRI Investor Relations

patty.eisenhaur@amriglobal.com

518-512-2936

Media

Carolyn Hawley

Canale Communications

Carolyn@canalecomm.com

619-849-5382